UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

    ☒ Filed by the Registrant         ☐ Filed by a Party other than the Registrant

Check the appropriate box:
    ☐ Preliminary Proxy Statement
    ☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    ☐ Definitive Proxy Statement
    ☒ Definitive Additional Materials
    ☐ Soliciting Material under §240.14a-12

CNX RESOURCES CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
    ☒ No fee required.
    ☐ Fee paid previously with preliminary materials.
    ☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On April 21, 2023, CNX distributed via e-mail, mailed and posted on Positive Energy Hub (https://www.positiveenergyhub.com/cnx-responds-to-institutional-shareholder-services-regarding-report) the following:

April 21, 2023

Via Overnight Courier and ISS Electronic Portal

Institutional Shareholder Services (“ISS”)
702 King Farm Boulevard, Suite 400
Rockville, Maryland 20850

Dear Sir or Madam:

We write to express our disappointment with the recently published ISS Proxy Analysis & Benchmark Policy Voting Recommendations (“ISS Report”). In particular, we take issue with ISS’ recommendation regarding a shareholder proposal from Handlery Hotels (via Proxy Impact) about how CNX’s lobbying and policy influence activities align with the Paris Agreement (the “Handlery Proposal”). Despite five full pages of commentary, you fail to mention the point we have been making for weeks through our public filings: CNX does not lobby against the Paris Agreement. The Handlery Proposal is a thinly veiled sham proposal and to treat it otherwise is poor corporate governance – which ISS would typically criticize. Thus, we feel compelled to reiterate four key points.

First, CNX does not lobby, either directly or indirectly through membership in trade associations, against the Paris Agreement. We made that clear in the one-page report we issued and filed with the SEC in response to the Handlery Proposal.[1] ISS notes this in its report and we reiterate here that our lobbying and policy influence activities focus on local policy initiatives that directly impact our business, such as local license to operate issues.

Second, instead of focusing on what yet another third-party has to say about CNX’s written disclosure on a topic that it does not actively lobby about, we urge shareholders to look at what CNX is doing. As disclosed in our Corporate Responsibility Report,[2] our Proxy Statement, and other public communications, CNX has achieved over a 90% reduction in GHG emissions since 2011, and we invest millions of dollars of capital into methane emissions reduction technologies to achieve continued reductions in Scopes 1 and 2 CO2e. We have set goals to further reduce our Scope 1 and 2 CO2e emissions by 67% and 59% respectively across our production and gathering and boosting segments by 2024 to reach a methane intensity target below 0.020%.[3] Despite these efforts being documented and publicly disclosed, we are being asked to undertake an additional meaningless paperwork exercise to prove a negative. To say that this is an inefficient use of company resources is an understatement.

Third, the ISS Report cites a March 2023 report from InfluenceMap, also a third-party ratings service, regarding CNX’s policy engagement activities. Curiously, it fails to mention the following statement contained in the InfluenceMap report: “CNX does not appear to hold any memberships to industry associations currently covered by InfluenceMap’s database. InfluenceMap is therefore unable to provide an overview of CNX’s indirect climate policy engagement via industry associations.” We think this point should be highlighted in the ISS Report since this statement is an affirmation that we are not engaged with organizations conducting such activities.

Lastly, and most importantly, as communicated to you previously in a letter dated March 29, 2023[4] and through various other communications we have filed with the SEC since, the Handlery Proposal is an abuse of the shareholder engagement process. As we have stated publicly for weeks, Handlery Hotels, our shareholder, has refused to engage with CNX about its proposal.[5] As far back as February 21, 2023, when we communicated to Handlery Hotels our opposition statement to the Handlery Proposal, Handlery Hotels has ignored our overtures to meet with us and engage in meaningful dialogue. Instead, we see a filing by Proxy Impact regurgitating its original messaging, which appears designed to advance its agenda of benefiting financially from the cottage industry of mass shareholder proposal submissions, without directly addressing CNX’s actions and publicly disclosed lack of lobbying against the Paris

Agreement. For over two months, Jon Handlery and Handlery Hotels has ignored our requests to discuss the Handlery Proposal. To acquiesce to Proxy Impact’s demands without meaningful direct engagement with the shareholder of record is bad corporate governance. By association, your recommendation to support the Handlery Proposal is support for poor governance, and we urge you to reconsider.

We know that ISS typically does not engage with issuers during the time between their proxy publication and annual meeting, but we remain willing and eager to discuss these issues directly with you. We hope you will consider revising your report, and we will continue to engage directly with our other shareholders (and Handlery Hotels if they ever decide to respond to us) about the meaningful actions CNX is taking to reduce emissions and better the communities in which we operate.

To be clear, we continue to recommend a vote “AGAINST” the Handlery Proposal and suggest to our shareholders, including any that are recipients of the ISS Report, to review the above points and research the tangible impacts CNX is making before passing judgment on a shareholder proposal that its own proponent is unwilling to discuss.

Respectfully,

Nick Deiuliis

[1] https://www.sec.gov/Archives/edgar/data/1070412/000107041223000021/def143-24x2023.htm
[2] https://www.cnx.com/responsibility/corporate-responsibility-reports
[3] https://www.positiveenergyhub.com/mitigating-methane-basin-leading-in-the-leading-basin
[4] https://www.sec.gov/Archives/edgar/data/1070412/000107041223000030/def143-29x2023.htm
[5] See https://www.sec.gov/Archives/edgar/data/1070412/000107041223000047/def144-11x2023.htm

On April 21, 2023, CNX posted the following message on Twitter:
(https://twitter.com/CNXtweets/status/1649489434042159125?s=20)

On April 21, 2023, CNX posted the following message on LinkedIn:
(https://www.linkedin.com/posts/cnxresourcescorp_cnx-responds-to-institutional-shareholder-activity-7055254317817028608-Unl7?utm_source=share&utm_medium=member_desktop)

Important Additional Information Regarding Proxy Solicitation

CNX Resources Corporation (the “Company” or “CNX”), its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”). On March 23, 2023, the Company filed a definitive proxy statement and other related materials with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2023 Annual Meeting (the “2023 Proxy Statement”).

SHAREHOLDERS ARE URGED TO READ THE 2023 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC BECAUSE THOSE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE 2023 ANNUAL MEETING.

Shareholders may obtain, free of charge, copies of the 2023 Proxy Statement and any other documents filed or to be filed by the Company with the SEC in connection with the 2023 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.cnx.com) or by writing to the Company’s Secretary as follows:

CNX Resources Corporation
CNX Center
1000 Horizon Vue Drive
Canonsburg, PA 15317

This statement may contain forward-looking statements, estimates and projections within the meaning of the federal securities laws. Statements that are not historical are forward-looking and may include our operational and strategic plans; estimates of gas reserves and resources; projected timing and rates of return of future investments; and projections and estimates of future production, revenues, income, and capital spending. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements, estimates and projections. Investors should not place undue reliance on forward-looking statements as a prediction of future actual results. The forward-looking statements in this statement speak only as of the date hereof; we disclaim any obligation to update the statements, and we caution you not to rely on them unduly. Specific factors that could cause future actual results to differ materially from the forward-looking statements are described in detail under the captions "Forward- Looking Statements" and "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) and any subsequent reports filed with the SEC. Those risk factors discuss, among other matters, pricing volatility or pricing decline for natural gas and natural gas liquids; local, regional and national economic conditions and the impact they may have on our customers; events beyond our control, including a global or domestic health crisis; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; the financial condition of our customers; any non-performance by customers of their contractual obligations; changes in customer, employee or supplier relationships resulting from the proposed transaction; and changes in safety, health, environmental and other regulations.